                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

      Filed by the Registrant /X/

      Filed by a Party other than the Registrant / /

      Check the appropriate box:

      / /        Preliminary Proxy
                 Statement
      /X/        Definitive Proxy Statement
      / /        Definitive Additional
                 Materials
      / /        Soliciting Material
                 Pursuant to
                 Rule 14A-ll(c) or
                 Rule 14a-12
      / /        Confidential, for use of
                 the the Commission only
                 (as permitted by
                 Rule 14a-6(e)(2))

                       TRIDENT ROWAN GROUP, INC.
------------------------------------------------------------
      (Name of Registrant as Specified In Its Charter)
                       TRIDENT ROWAN GROUP, INC.
------------------------------------------------------------
         (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials:
           ---------------------------------------------------------------
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-ll(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or
           schedule and the date of its filing.
           (1)  Amount Previously Paid:
                $
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

------------------------

(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

                           TRIDENT ROWAN GROUP, INC.
               Two Worlds Fair Drive, Somerset, New Jersey 08873
                                 (732) 868-9000

                                   NOTICE OF
                         ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Trident Rowan Group, Inc.

    The 1999 Annual Meeting of Shareholders of Trident Rowan Group, Inc. (the "COMPANY") will be held at the offices of Kramer, Levin, Naftalis & Frankel, 919 Third Avenue, 41st Floor, New York, NY 10022 at 10:00 a.m. on December 6, 1999 for the following purposes:

    1. To amend the Company's Articles of Incorporation to (i) eliminate provisions fixing the minimum number of directors under certain circumstances;
(ii) eliminate the requirement that at least three members of the Board of Directors be independent directors; (iii) eliminate the staggered Board of Directors, and (iv) eliminate provisions giving Tamarix Investors LDC the right under certain circumstances to nominate members of the various classes of directors.

    2. To elect the following seven persons to the Board of Directors to serve until the Company's 2000 Annual Meeting and until their successors shall be elected and shall qualify, as follows:

                                 Emanuel Arbib
                                 Gianni Bulgari
                                 Duncan Chapman
                                Howard E. Chase
                               Andrea Della Valle
                                 Mark S. Hauser
                                 Mark B. Segall

    3. To act upon any other business that may properly come before the meeting.

    The shareholders of record at the close of business on October 15, 1999 will be entitled to notice of and to vote at the Annual Meeting. The transfer books of the Company will not be closed.

    You are cordially invited to attend the meeting. Whether or not you plan to be present, kindly fill in and sign the enclosed Proxy exactly as your name appears on your stock certificate, and mail it promptly in order that your vote can be recorded. A return envelope is enclosed for your convenience. The giving of this Proxy will not affect your right to vote in person in the event you find it convenient to attend the meeting.

                                                             By Order of the Board of Directors

Dated:  Somerset, NJ                                         Mark B Segall
        November 10, 1999                                    Secretary

                           TRIDENT ROWAN GROUP, INC.
                             Two Worlds Fair Drive
                           Somerset, New Jersey 08873
                                 (732) 868-9000

                                PROXY STATEMENT

SOLICITATION AND USE OF PROXY

    The enclosed Proxy is solicited by the Board of Directors of Trident Rowan Group, Inc. (the "COMPANY") for use at the Annual Meeting of Shareholders of the Company, to be held on December 6, 1999 and at any adjournments thereof, for the purposes set forth in the attached Notice of Meeting.

    Any shareholder giving a Proxy may revoke it at any time prior to its use at the Annual Meeting by filing with the Secretary of the Company an instrument revoking it or by giving a duly executed proxy bearing a later date. Proxies, if duly signed and received in time for voting, and not so revoked, will be voted at the Annual Meeting. Where choices are specified by a shareholder by means of the ballot provided on the Proxy for that purpose, the Proxy will be voted in accordance with such specifications. In the absence of such specifications, the Proxy will be voted FOR each of the proposals to amend the Articles of Incorporation, and FOR the slate of nominees for directors proposed by management. The Notice of Meeting and the Proxy Statement are being mailed to shareholders on or about November 12, 1999. Under Maryland law and the Company's Articles of Incorporation and By Laws, abstentions will be counted in determining whether a quorum is present and broker non-votes will not be counted. Abstentions and broker non-votes will not be counted as affirmative votes.

    The cost of soliciting proxies will be borne by the Company. In addition to solicitation by the use of the mails, certain officers of the Company may solicit proxies personally and by telephone. The Company may request banks, brokerage houses and custodians, nominees and fiduciaries to forward soliciting material to their principals and will reimburse them for their out-of-pocket expenses.

OUTSTANDING SHARES AND VOTING RIGHTS

    As of October 15, 1999, the record date fixed for the determination of shareholders entitled to vote at the Annual Meeting, there were 4,419,900 shares of common stock, par value $.01 per share, which constitute the only outstanding securities of the Company having voting rights. Each outstanding share of common stock is entitled to one vote on each matter to be voted. A majority of the shares of common stock represented in person or by proxy, will constitute a quorum for the transaction of business.

    The affirmative vote of two-thirds of all of the votes entitled to be cast on such matter is required to adopt each of the proposals to amend the Articles of Incorporation. The affirmative vote of a majority of all of the votes cast at the meeting in person or by proxy is required to approve the election of each director nominated.

                         PROPOSALS NO. 1 THROUGH NO. 4:

    The Board proposes to amend Article 5 of the Articles of Incorporation to
(i) eliminate provisions fixing the minimum number of directors under certain circumstances; (ii) eliminate the requirement that at least three members of the Board of Directors be independent directors; (iii) eliminate the staggered Board of Directors; and (iv) eliminate provisions giving Tamarix Investors LDC ("TAMARIX") the right, under certain circumstances, to nominate members of the various classes of directors. Each of these proposals may be voted on separately, but the approval of each of them is conditioned upon the approval of them all. See Exhibit A.

                                 PROPOSAL NO. 1
                       TO ESTABLISH THE SIZE OF THE BOARD

    The Board proposes to amend the Articles of Incorporation to eliminate provisions fixing the minimum number of directors under certain circumstances.

                                 PROPOSAL NO. 2
     TO ELIMINATE THE REQUIREMENT FOR AT LEAST THREE INDEPENDENT DIRECTORS

    The Board proposes to amend the Articles of Incorporation to eliminate the requirement that at least three members of the Board of Directors be independent directors.

                                 PROPOSAL NO. 3
                TO ELIMINATE A STAGGERED BOARD OF THREE CLASSES

    The Board proposes to amend the Articles of Incorporation to eliminate the staggered Board of Directors, and to provide for the Board to consist of a single class being elected each year.

                                 PROPOSAL NO. 4
  TO ELIMINATE PROVISIONS ENTITLING TAMARIX TO NOMINATE UP TO THREE DIRECTORS

    The Board proposes to amend the Articles of Incorporation to eliminate provisions giving Tamarix the right under certain circumstances to nominate members of the various classes of directors.

PURPOSES AND EFFECTS OF THE AMENDMENTS TO THE ARTICLES OF INCORPORATION

    On May 2, 1997, pursuant to an agreement between Tamarix and Finprogetti, S.p.A. ("FINPROGETTI") dated March 7, 1997 (the "TAMARIX/FINPROGETTI ACQUISITION AGREEMENT"), Finprogetti sold to Tamarix 1,000,000 shares of the Company's Common Stock owned by Finprogetti. Tamarix and Finprogetti agreed that Finprogetti would have a put right and Tamarix would have a call right with respect to an additional 635,000 shares of Common Stock owned by Finprogetti. Tamarix assigned to Gianni Bulgari its rights and obligations as to 317,500 shares in February, 1999, who subsequently acquired such shares from Finprogetti.

    In connection with the Tamarix/Finprogetti Acquisition Agreement, pursuant to an agreement, dated April 8,1997, by and between the Company and Tamarix Capital Corporation (the "INDUCEMENT AGREEMENT"), the Company amended its By-Laws and following shareholder approval at the Annual Meeting of Shareholders on December 9, 1997, the Articles of Incorporation of the Company were amended to provide (i) for a staggered Board of Directors which includes one or more persons nominated by Tamarix in each of the three classes, (ii) for a representative of Tamarix to be Chairman of the Board of the Company, and
(iii) that the Board of Directors be expanded and limited to not more than 11 members, under certain circumstances, and otherwise to be limited to 10 members, such Board to include three Tamarix nominees and an additional three independent directors who are experienced in business matters and otherwise reasonably acceptable to Tamarix. These amendments were all included in individual paragraphs of Article 5 of the Articles of Incorporation and together constitute substantially all of Article 5.

    On March 9, 1999, Tamarix distributed to entities controlled by two of its principals, Gianni Bulgari and Emanuel Arbib, 634,921 shares of common stock of the Company theretofore owned by Tamarix pursuant to a December 1998 amendment to an agreement among the Tamarix shareholders. In connection with the resolution of certain disputes between Mr. Bulgari and the Company, Messrs. Mark Hauser, Bulgari, Arbib, William Spier and Howard Chase entered into an agreement on September 21, 1999 (the

"SETTLEMENT AGREEMENT") with the Company providing that among other things, the Company would propose for election the director nominees described in this Proxy Statement under Proposal 5 and would vote their shares of the Company in support of the election of such persons and the proposed amendments to the Articles of Incorporation set forth in Proposals 1 through 4. The parties to the Settlement Agreement beneficially own, in the aggregate, approximately 58.4% of the outstanding shares of Common Stock of the Company. See "Principal Security Holders". The Settlement Agreement was approved by the Board of Directors after determining that it was in the Company's best interests.

    The amendments which have been submitted as Proposals 1 through 4 are intended to eliminate the governance changes in the Articles of Incorporation which had been adopted in 1997 to assure Tamarix's continued participation in the governance of the Company. These provisions are inconsistent with the terms of the Settlement Agreement. As a result of the amendments it is anticipated that it may be easier to effect a change in a majority of the members of the Board of Directors.

    The Company's By-Laws have also been amended, subject to approval of Proposals 1 through 4, to eliminate all amendments adopted in accordance with the Inducement Agreement granting special rights to Tamarix.

    Proposal 5 is dependent upon the adoption of Proposal 3 eliminating a staggered Board of Directors. Based on the commitments of the parties to the Settlement Agreement to vote in favor of Proposals 1 through 4, it is anticipated that Proposals 1 through 4 will be adopted and that therefore no alternative Proposal relating to the election of Directors is presented.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF PROPOSALS 1 THROUGH 4 AND THE ELECTION OF DIRECTORS AS PROVIDED IN PROPOSAL 5.

                                PROPOSAL NO. 5:
                             ELECTION OF DIRECTORS

    Unless otherwise specified, the Proxy will be voted for each of the nominees named below as a Director. Each such nominee shall serve until the 2000 Annual Meeting of Shareholders and until their successors shall be elected and shall qualify. Each nominee has been nominated in accordance with the terms of the Settlement Agreement. Management has no reason to believe that any of such nominees will be unable to serve as a Director. In the event, however, that any of them shall be unable to serve as a Director by reason of death, incapacity or for any other reason, or for good cause will not serve, the appointees named in the Proxy reserve the right to substitute another person of their choice as nominee, in his place and stead, or to vote for such lesser number of Directors as may be prescribed by the Board of Directors in accordance with the Company's By-Laws.

    The seven nominees for director, their positions with the Company, their term of office and their business background are as follows:

Emanuel Arbib........................   33   Director and member of the Executive Committee; Chief
                                               Financial Officer of the Company
Gianni Bulgari.......................   63   Nominee
Duncan Chapman(1)....................   46   Nominee
Howard E. Chase......................   63   Director and member of the Executive Committee; Chairman
                                               of the Board of Directors
Andrea Della Valle(2)................   41   Nominee
Mark S. Hauser.......................   42   Director and member of the Executive Committee;
                                             President and Chief Executive Officer of the Company
Mark B. Segall (2)...................   37   Nominee and Secretary

------------------------

(1) Independent director nominated by Mark Hauser in accordance with the provisions of the Settlement Agreement.

(2) Independent director nominated by Gianni Bulgari in accordance with the provisions of the Settlement Agreement.

    Emanuel Arbib has been a Director of the Company since 1997, and is a director of Moto Guzzi Corporation, a majority-owned subsidiary of the Company. He is the Managing Director of Capital Management Ltd, an international money management firm based in Jersey, Channel Islands. He is also the co-founder and Managing Director of Global Investment Advisors, a London-based investment company. Since June 1998, he has served as a director and Chief Executive Officer of Integrated Asset Management plc., a U.K. publicly traded company. Since January 1996, he has served as managing Director of BioSafe Europe, an affiliate of BioSafe International Inc., a publicly traded company engaged in waste management and landfill reclamation. From September 1996 until November 1997, he served as a director of International Capital Growth Ltd., and its European subsidiary Capital Growth (Europe) Ltd., investment banking firms. From 1990 until 1991, Mr. Arbib headed the Italian desk for Eurobond sales at Prudential Bache Securities (UK) Ltd.

    Gianni Bulgari was Chairman of the Board of FILA Holdings, S.p.A., maker of sportswear, from 1989 until 1998. From 1966 until 1987 he served as a Chairman of the Board and Chief Executive Officer of "BULGARI", a family-owned jewelry business.

    Duncan Chapman has been a principal at Butler, Chapman & Co., a private New York-based investment banking firm for more than the past five years.

    Howard E. Chase has served as a Director of the Company since 1971, as Chairman of the Board and Secretary of the Company until September 1999, as Company counsel from 1971 until September 1995 and as President and Chief Executive Officer of the Company from October 1995 until March 1998. He is also a director of Moto Guzzi Corporation. He has also served as Vice-President of the Company from 1986 to October 1995; a partner of Morrison Cohen Singer & Weinstein, LLP from April 1984 until September 1995; a director of Thoratec Laboratories, Inc., a Nasdaq-traded company since 1987 and a director of Moto Guzzi Corporation. He is currently the President of Carret Holding, Inc., formerly Matrix Global Investments, Inc., an investment management company.

    Andrea Della Valle has served as Executive Director for Lehman Brothers (Milan) since 1988. From 1986 until 1988 he served as director for Lehman Brothers (Switzerland).

    Mark S. Hauser has served as a Director of the Company since 1997, and since March 8, 1999, has been the Executive Chairman of Moto Guzzi Corporation. He is an attorney and a founder and Managing Director of Tamarix Capital Corporation, a New York-based merchant and investment banking firm. Between 1986 and 1990, Mr. Hauser was Managing Director of Ocean Capital Corporation, an international investment banking firm. In 1991, Mr. Hauser founded Hauser, Richards & Company, also an international investment banking firm. He currently serves as a director of Integrated Technologies of Israel, Ltd., a joint venture of an investment group and Israel Aircraft Industries, and of International Language Communications, Inc., a multilingual communications services company.

    Mark B. Segall has been a partner at Kramer Levin Naftalis & Frankel LLP, a New York law firm for more than the past five years. Commencing in October 1999 he will be a Senior Vice President and the General Counsel at Investec Ernst & Company. Until the end of September 1999, the law firm of Kramer Levin
Naftalis & Frankel LLP provided legal services to Gianni Bulgari in connection with the Settlement Agreement by and among TRG, Mark Hauser, Gianni Bulgari, Howard Chase, Emanuel Arbib and William Spier. Prior to that Kramer Levin provided advice to Ixion LDC (which was controlled by Gianni Bulgari and Emanuel Arbib), an affiliate of Tamarix Investors LDC, an affiliate of Mark Hauser, Gianni Bulgari, Emanuel Arbib and William Spier.

    The Board of Directors established an Audit Committee in 1995, which currently consists of Howard E. Chase and Deborah S. Novick, a director who is not standing for re-election to the Board. The Audit Committee is charged with the responsibility to review the performance of the independent accountants as auditors for the Company, discuss and review the scope and the fees of the prospective annual audit, review with the auditors the corporate accounting practices and policies and recommend to whom reports should be submitted within the Company, review their final report with the auditors, review with the auditors overall accounting and financial controls, and be available to the auditors during the year for consultation purposes. In addition, the Audit Committee is charged with conducting an appropriate review of all related party transactions on an ongoing basis and a review of potential conflict of interest situations. The Board of Directors has established a Compensation Committee which is charged with the responsibility to review and make recommendations to the Board regarding salaries, compensation and benefits of executive officers and key employees of the Company. All of the current members of the Board of Directors attended at least 75% of the meetings held in each of 1997 and 1998. Non-employee directors will be compensated for their services as such, at the rate of $4,000 per year.

PRINCIPAL SECURITY HOLDERS

    The following table sets forth certain information concerning the beneficial ownership of Common Stock as of November 9, 1999 by (i) each person who is known by the Company to own beneficially 5% or more of the Common Stock, (ii) each of the Company's directors, nominees for directors, and Named Executive Officers, and (iii) all directors and executive officers as a group. Unless otherwise indicated, each person in the table has sole voting and investment power with respect to the shares shown.

                                                               NUMBER OF SHARES               PERCENTAGE
NAME AND ADDRESS OF BENEFICIAL OWNER *                        BENEFICIALLY OWNED          BENEFICIALLY OWNED
--------------------------------------                        ------------------          ------------------
Mark S. Hauser..............................................       1,571,866(1)(2)               30.3
Gianni Bulgari..............................................       1,468,827(2)(3)               30.6
Emanuel Arbib...............................................         475,972(2)(4)               10.0
William Spier...............................................          27,917(5)                     *
Howard E. Chase.............................................         150,000(6)                   3.3
Albino Collini..............................................         173,972(7)                   3.9
Mario Tozzi-Condivi.........................................          50,000(8)                   1.1
Domenico Costa..............................................          40,000(8)                    **
Giovanni Caronia............................................          12,500(8)                    **
Deborah S. Novick...........................................          11,250(8)                    **
Nick Speyer.................................................          40,000(8)                    **
Duncan Chapman..............................................              --                       **
Andrea Della Valle..........................................              --                       **
Mark B. Segall..............................................              --                       **
All directors and officers and nominees as a group..........       4,022,304                     64.3

----------------------------------
* Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "COMMISSION") and generally includes voting or investment power with respect to securities. Shares of Common Stock issuable upon the exercise of options or warrants currently exercisable, or exercisable or convertible within 60 days, are deemed outstanding for computing the percentage ownership of the person holding such options or warrants but are not deemed outstanding for computing the percentage ownership of any other person.

**  Less than one percent.

(1) Includes warrants to purchase 500,000 shares owned of record by Azzurra, Inc., a Delaware corporation controlled by Mr. Hauser, 365,079 shares owned of record by Tamarix Investors, LDC, a Cayman Islands limited duration company controlled by Mr. Hauser, 317,500 shares which Tamarix is required to purchase from Finprogetti, S.p.A., presently exercisable options to purchase 137,717 shares and 121,370 presently exercisable options and warrants owned by other entities controlled by Mr. Hauser. Until the purchase from Finprogetti is completed, Finprogetti is a beneficial owner of 317,740 shares.

(2) As part of a reporting group, Mark Hauser, Tamarix Investors, Azzurra, Gianni Bulgari and Emanuel Arbib report beneficial ownership of 3,256,748 shares, consisting of 2,062,831 shares and warrants and options to purchase an additional 1,412,834 shares. Such group reports beneficial ownership of 59.59% of all shares outstanding on a diluted basis pursuant to Regulation 13D-G under the Securities Exchange Act of 1934, as amended.

(3) Includes warrants to purchase 381,067 shares from the Company.

(4) Includes warrants to purchase 264,563 shares owned of record by entities controlled by Mr. Arbib and presently exercisable options held by Mr. Arbib to purchase 65,000 shares.

(5) Includes 12,917 presently exercisable options.

(6) Includes 140,000 presently exercisable options.

(7) Includes 50,000 presently exercisable options.

(8) Represents presently exercisable options.

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

    The following table shows, for the three fiscal years ended December 31, 1998, 1997 and 1996 the cash compensation paid or accrued for those years to the President of the Company and each of the other five most highly compensated executive officers of the Company other than the President whose aggregate annual salary and bonus exceed $100,000 for the Company's last fiscal year ("NAMED EXECUTIVE OFFICERS") in all the capacities in which they served:

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG-TERM
                                                                                    COMPENSATION AWARDS
                                              ANNUAL              OTHER        -----------------------------
                                           COMPENSATION          ANNUAL           RESTRICTED       OPTIONS/
NAME AND PRINCIPAL POSITION    YEAR     SALARY (LIT./$)(1)    COMPENSATION           STOCK        SARS(#)(4)
---------------------------  --------   ------------------  -----------------  -----------------  ----------
Mark S. Hauser............     1998     Lit. 176,641,000/                      Lit. 864,432,000/   130,000
  President and Chief                      ($106,667)                             ($552,000)
  Executive Officer since
  March 1998

Emanuel Arbib.............     1998     Lit. 110,400,552/          -0-         Lit. 501,451,380/    65,000
  Chief Financial Officer                   ($66,667)                             ($301,172)
  since March 1998

Howard E. Chase...........     1996     Lit. 573,750,000/          -0-                                 -0-
  President and Chief                      ($346,467)
  Executive Officer from       1997     Lit. 662,919,000/          -0-                                 -0-
  October, 1995 until                      ($400,313)
  March, 1998                  1998     Lit. 414,000,000/          -0-                                 -0-
                                           ($250,000)

Albino Collini(2).........     1996     Lit. 382,500,000/   Lit. 88,450,000/                           -0-
  Executive Vice President                 ($230,978)           ($53,412)
  from October, 1995 until     1997     Lit. 410,197,000/   Lit. 88,450,000/                           -0-
  March 1998                               ($247,704)           ($53,412)
                               1998     Lit. 381,150,000/   Lit. 82,800,000/                           -0-
                                           ($230,163)           ($50,000)

Mario Tozzi-Condivi(3)....     1996     Lit. 283,050,000/          -0-                                 -0-
  Vice Chairman from                       ($170,924)
  October, 1995 until March    1997     Lit. 316,209,000/          -0-                                 -0-
  1998                                     ($190,948)
                               1998     Lit. 199,830,000/   Lit. 89,813,999/                           -0-
                                           ($120,670)           ($54,235)

Domenico Costa............     1996     Lit. 240,000,000/          -0-                                 -0-
  President of T.I.M.                      ($144,144)
                               1997     Lit. 240,000,000/          -0-                                 -0-
                                           ($144,144)
                               1998     Lit. 412,000,000/          -0-                                 -0-
                                           ($248,792)

                                                                                         LONG-TERM
                                                                                    COMPENSATION AWARDS
                                              ANNUAL              OTHER        -----------------------------
                                           COMPENSATION          ANNUAL           RESTRICTED       OPTIONS/
NAME AND PRINCIPAL POSITION    YEAR     SALARY (LIT./$)(1)    COMPENSATION           STOCK        SARS(#)(4)
---------------------------  --------   ------------------  -----------------  -----------------  ----------
Oscar Cecchinato..........     1997     Lit. 300,000,000/   Lit. 45,000,000/                           -0-
  Former Managing Director                 ($181,159)           ($27,174)
  of Moto Guzzi from April     1998     Lit. 294,000,000/                                              -0-
  1997 until September 1998                ($177,536)

------------------------

    The aggregate amount of all perquisites and other personal benefits paid to each of the Named Executive Officers did not exceed the greater of $50,000 or 10% of such Officer's salary.

(1) Lire amounts have been converted to dollars at the rate of 1,656 lire per U.S. Dollar, the approximate rate in effect on December 31, 1998.

(2) Does not include Lit. 376,767,000 ($227,516) received in respect of a certain T.I.M. engagement predating the Company's acquisition of T.I.M. as part of the Finprogetti Acquisition.

(3) The above amounts plus expenses were paid to Como Consultants Limited, an Isle of Jersey company, which provides the Company with the services of Mr. Tozzi-Condivi. No other form of compensation was paid to Como Consultants or to Mr. Tozzi-Condivi.

(4) See "Options/SARs Repricing," below.

EMPLOYMENT CONTRACTS

    On March 18, 1998, the Board of Directors approved a three year employment contract commencing May 1, 1998 with Mark S. Hauser as President and Chief Executive Officer, a three year consulting contract commencing May 1, 1998 with Emanuel M. Arbib as Chief Financial Officer and a one year, renewable agreement commencing May 1, 1998 with Tamarix Capital Corporation, a company controlled by Mr. Hauser, which supercedes a prior existing contract, for provision of merchant banking services to the Company. The agreement with Tamarix Capital Corporation has expired. The employment agreement with Mr. Hauser, which was amended on July 15, 1999, and the consulting agreement with Mr. Arbib, which was amended on July 6, 1999, have been further amended, as described below, in connection with the Settlement Agreement.

    The terms of the employment agreement with Mr. Hauser provided for compensation of $160,000 per year and the issue of 130,000 shares of the Company's common stock with contractual transfer restrictions lapsing as to one-third thereof on each of December 31, 1998, 1999 and 2000 and the granting of 130,000 options exercisable at $5.00.

    Cash compensation under the contract with Tamarix Capital Corporation and the employment agreement with Mr. Hauser was originally payable only when the Company had sufficient cash to meet its financial commitments for the following 12 months and no cash compensation under the agreements was paid in 1998. Those restrictions were removed in 1999 but the Company has not yet commenced payment of any of the accrued compensation. Mr. Hauser is also engaged as Executive Chairman of Moto Guzzi Corporation at a salary of $90,000 per year plus reimbursement of expenses and the grant of stock options.

    Under the terms of the consulting agreement with Mr. Arbib, Mr. Arbib was entitled to compensation of $100,000 per year and the issue of 75,000 shares of the Company with contractual transfer restrictions lapsing as to one-third thereof on each of December 31, 1998, 1999 and 2000 and 65,000 options exercisable at $5.00. Cash compensation under the employment agreement was originally deferred and accrued and no cash compensation under the agreement was paid in 1998. The Company has determined that the conditions to terminate the deferral have been satisfied but has not yet commenced payment of any of the accrued compensation. Mr. Arbib is also engaged as a financial consultant to Moto Guzzi

Corporation at compensation of $30,000 per year plus reimbursement of expenses and the grant of stock options.

    Messrs. Howard E. Chase, Albino Collini and Domenico Costa had been engaged as executive officers of the Company or one of its subsidiaries under multi-year employment agreements which were terminated by mutual agreement effective December 1, 1997. Messrs. Collini and Costa continue to serve as executive employees on an at-will basis, each at a base salary of Lit. 267 million.
Mr. Chase is also engaged as Special Counsel to Moto Guzzi Corporation at annual compensation of $60,000 plus reimbursement of expenses. Effective in June 1997, the Company engaged a consulting company to provide the services of Oscar Cecchinato as Managing Director of Moto Guzzi for a three year period at an annual base compensation of Lit. 400 million. Mr. Cecchinato's services and his agreement were terminated in September 1998.

    The compensation of the Named Executive Officers in 1998 was the result of the negotiated employment agreements described above, and not the implementation of a compensation policy.

    In connection with the Settlement Agreement, the Company amended the employment agreement with Mark Hauser and the consulting agreement with Emanuel Arbib. The agreements provide for Messrs. Hauser and Arbib serving as Co-Chief Executive Officers of the Company. The amendment also provides as follows:

        "1) The Employment Agreement and Consulting Agreement shall continue in full force and effect with continued payment of salary, grants of stock and options and provision of benefits until the Company is liquidated or dissolved or all or substantially all of its assets are sold; PROVIDED, HOWEVER, that commencing on March 25, 2001, all payments of salary, grants of stock and options and provision of benefits pursuant to the Employment Agreement and the Consulting Agreement will continue to be paid and granted at the rate specified in the Employment and Consulting Agreement on a per diem basis until such date the Company is liquidated or dissolved or all or substantially all of its assets are sold."

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

    During the year ended December 31, 1998, options to purchase 130,000 shares were granted to Mr. Hauser, and options to purchase 65,000 shares were granted to Mr. Arbib. Additionally, options were granted to the then Named Executive Officers in replacement for the cancellation of a greater number of options previously granted. Mr. Chase was granted options to purchase 140,000 shares, Mr. Collini options for 50,000 shares and Mr. Costa 40,000 shares.

                             STOCK OPTION REPRICING

    In 1998, the Company canceled stock options previously granted to the following Named Executive Officers, at an exercise price of $12.26 and issued new options at an exercise price of $5 per share, the then current market price of the Company's common stock:

                                                    NO. OF OPTIONS   NO. OF OPTIONS
NAME                                                   CANCELED         GRANTED
----                                                --------------   --------------
Howard E. Chase...................................     300,000          140,000
Albino Collini....................................     150,000           50,000
Mario Tozzi-Condivi...............................     200,000           50,000
Domenico Costa....................................      60,000           40,000

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

    The following table summarizes the number of exercisable and unexercisable options held by the Named Executive Officers at the end of 1998. None of the unexercised options held by the Named

Executive Officers at the end of 1998 were exercisable at a price equal to or less than the market price of the Common Stock on the date of issuance.

                                                                                NUMBER OF SHARES
                                                                             UNDERLYING UNEXERCISED
                                                                                  OPTIONS/SARS
                                                        NUMBER OF SHARES       AT FISCAL YEAR-END
                                                            ACQUIRED       ---------------------------
NAME                                                     ON EXERCISE(1)    EXERCISABLE   UNEXERCISABLE
----                                                    ----------------   -----------   -------------
Mark S. Hauser........................................         --             94,584         42,222
Emanuel Arbib.........................................         --             51,250         21,667
Howard E. Chase.......................................         --             93,333         46,667
Mario Tozzi Condivi...................................         --             50,000             --
Albino Collini........................................         --             33,333         16,667
Domenico Costa........................................         --             26,667         13,333
Oscar Cecchinato......................................         --                 --             --

------------------------

(1) None of the Named Executive Officers exercised any stock options in 1998.

COMPENSATION OF DIRECTORS

    Non-employee members of the Board of Directors of the Company will each be paid $4,000 per year by the Company for services rendered in their capacity as such and will receive automatic grants of stock options. See "Stock Option Plans--1995 Directors' Plan." Officers of the Company or its subsidiaries who are members of the Board of Directors of the Company and employees receive compensation for services rendered in their capacities as officers only, and may be entitled to discretionary grants of stock options.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Company's Board of Directors established a compensation committee on October 28, 1995, but it has not convened. The Company and each of its subsidiaries has, to date, addressed all compensation issues through its or their respective boards of directors. Of the present members of the Board of Directors, Messrs. Hauser, Arbib, Chase, Collini and Tozzi-Condivi served as executive officers and/or employees of the Company and/or one or more of the Company's subsidiaries in 1998.

    Each of Messrs. Tozzi-Condivi, Chase, Hauser and Arbib engaged in transactions with the Company during 1998 in addition to serving as a director and/or officer of the Company. See "Certain Relationships and Related Transactions" below.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Como Consultants Limited, an Isle of Jersey company which employs Mario Tozzi-Condivi, a Director of the Company and its Vice-Chairman, was paid $174,905 in 1998 for consulting services rendered to the Company.

    Mr. Mark Hauser and Mr. William Spier, who became directors of the Company upon consummation of the Tamarix/Finprogetti Acquisition Agreement, were Managing Directors of Tamarix Capital Corporation in 1998. See "Summary Compensation Table--Employment Contracts" for a description of various agreements between the Company and each of Messrs. Hauser and Arbib.

    Upon consummation of the Tamarix/Finprogetti Acquisition Agreement, Tamarix Capital Corporation, an affiliate of Tamarix, was retained by the Company as a financial advisor for a period of three years at an annual fee of $200,000 payable in quarterly installments. By mutual agreement, in the first quarter of 1998, that agreement was terminated. Tamarix Capital Corporation thereafter served for one year as an advisor to the Company at a fee, inclusive of reimbursement for expenses, of $90,000. Additionally, 32,000 shares of Common Stock, subject to a one-year transfer restriction, were issued to Tamarix Capital

Corporation, which were subsequently transferred to two former employees of Tamarix Capital Corporation, and options to acquire 17,000 shares of Common Stock were granted at an exercise price of $5 per share beginning one year from the date of grant. Centaurus, the Manager of Tamarix, was separately granted warrants to purchase 1,250,000 shares of Common Stock as an inducement for Tamarix to agree to acquire the shares from Finprogetti and to abstain from transferring such shares for a stated period of time. Messrs. Hauser and Arbib collectively controlled Centaurus in 1998. Centaurus currently is controlled by Mr. Hauser. Warrants to purchase 500,000 of such shares were transferred by Centaurus to Ixion, LDC, an entity affiliated with Mr. Arbib and warrants to purchase 500,000 such shares were transferred to Azzurra, Inc., an entity affiliated with Mr. Hauser. Ixion transferred 250,000 such warrants in 1999 to Gianni Bulgari, and the other 250,000 such warrants to another entity controlled by Mr. Arbib.

    All transactions between the Company and its officers, directors, principal shareholders or other affiliates have been on terms no less favorable than those that are generally available from unaffiliated third parties. Any such future transactions will be on terms no less favorable to the Company than could be obtained from an unaffiliated third party on an arm's-length basis and will be approved by a majority of the Company's independent and disinterested directors.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                       12/01/93  12/01/94  12/01/95  12/01/96  12/01/97  12/01/98
Trident RowanGroup, Inc.                    100       463       519       456       239       272
Dow Jones Equity market                     100       101       139       172       229       294
Dow Jones Other Recreational Products       100       105       138       166       205       226
Nasdaq Non-Financial                        100        96       134       163       191       280

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Based on a review of the Forms 3, 4 and 5 which have been filed with the Securities and Exchange Commission with respect to transactions which occurred in 1998, it appears that the following officers and/or directors of the Company did not comply with Section 16 reporting requirements:

    Emanuel Arbib:        as to options to purchase 65,000 shares granted in
                          March 1998;

    Nicola Caiola:        as to options to purchase 5,000 shares granted in
                          January 1998;

    Giovanni Caronia:     as to options to purchase 5,000 shares granted in
                          January 1998;

    Howard E. Chase:      as to options to purchase 140,000 shares granted, and the
                          cancellation of options to purchase 300,000 shares in
                          March 1998;

    Albino Collini:       as to options to purchase 50,000 shares granted, and the
                          cancellation of options to purchase 150,000 shares in
                          March 1998;

    Mario Tozzi-Condivi:  as to options to purchase 50,000 shares granted, and the cancellation of options to purchase 200,000 shares in March 1998;

    Domenico Costa:       as to options to purchase 40,000 shares granted, and the
                          cancellation of options to purchase 60,000 shares in
                          March 1998;

    Mark S. Hauser:       as to options to purchase 130,000 shares granted in
                          March 1998, the issuance of 32,000 shares to an affiliated entity and the grant to the entity of options to purchase an additional 17,000 shares;

    Deborah S. Novick:    as to options to purchase 5,000 shares granted in
                          January 1998; and

    William Spier:        as to options to purchase 5,000 shares granted in
                          January 1998.

SHAREHOLDER PROPOSALS AT THE COMPANY'S NEXT ANNUAL MEETING OF SHAREHOLDERS

    Shareholders of the Company who intend to submit proposals to the Company's shareholders at the Company's next annual meeting of shareholders must submit such proposals to the Company so that it is received no later than August 6, 2000, 120 days before the anticipated date of mailing of the proxy statement for such meeting. Shareholder proposals should be submitted to Secretary, Trident Rowan Group, Inc. Two Worlds Fair Drive, Somerset, New Jersey 08873.

ADDITIONAL INFORMATION

    Upon the written request of any stockholder, the Company will provide, without charge, a copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998. Written requests for such report should be directed to the Office Administrator of the Company, Trident Rowan Group, Inc. Two Worlds Fair Drive, Somerset, New Jersey 08873.

OTHER MATTERS

    Management knows of no other matters to be presented at the Annual Meeting. If any other matter does properly come before the Annual Meeting, the appointees named in the Proxy will vote the Proxy in accordance with their best judgment.

                                          By Order of the Board of Directors

                                                      Mark B. Segall

                                          --------------------------------------
                                                        SECRETARY

Dated:  Somerset, New Jersey
        November 10, 1999

                                                                       EXHIBIT A

    Article 5 of the Company's Articles of Incorporation shall be amended to read in its entirety as follows:

        "5. The number of directors of the Corporation shall be such as shall be fixed from time to time by, or in the manner provided in the By-laws."

                                 FORM OF PROXY

                           TRIDENT ROWAN GROUP, INC.

              PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF SHAREHOLDERS OF TRIDENT ROWAN GROUP, INC.

    The undersigned acknowledges receipt of a Notice of Annual Meeting and of accompanying Proxy Statement and hereby appoints Mark B. Segall and Cheryl Prongay, and either of them, proxies with several powers of substitution, to vote the shares of Trident Rowan Group, Inc. (the "Company"), standing in the name of the undersigned at the Annual Meeting of Shareholders of the Company, to be held on December 6, 1999, or at any adjournment thereof, as indicated upon the following matters as described in the Notice of Meeting and accompanying Proxy Statement:

    1. To amend the Company's Articles of Incorporation to eliminate provisions fixing the minimum number of directors under certain circumstances.
            / /  FOR            / /  AGAINST            / /  ABSTAIN

    2. To amend the Company's Articles of Incorporation to eliminate the requirement that at least three members of the Board of Directors be independent directors.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

    3. To amend the Company's Articles of Incorporation to eliminate the staggered Board of Directors and to provide for the Board to consist of a single class being elected each year.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

    4. To amend the Company's Articles of Incorporation to eliminate provisions giving Tamarix Investors LDC the right under certain circumstances to nominate members of the various classes of directors.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

    5. To elect the following seven persons to the Board of Directors to serve until the Company's 2000 Annual Meeting and until their successors shall be elected and shall qualify:


          Emanuel Arbib                     Duncan Chapman                     Mark S. Hauser
         Gianni Bulgari                     Howard E. Chase                    Mark B. Segall
                                          Andrea Della Valle

            / /  FOR            / /  AGAINST            / /  ABSTAIN

    6. To act upon any other business that may properly come before the meeting or any adjournment thereof according to the number of votes and as fully as the undersigned would be entitled to vote if personally present, hereby revoking any prior proxy or proxies. If more than one of the above-named proxies shall be present in person or by substitute, both of the proxies so present and voting shall have and may exercise all the powers hereby granted.

IF NO INSTRUCTION IS INDICATED, SAID PROXIES WILL VOTE "FOR" THE PROPOSALS REFERRED TO IN ITEMS 1-5 AND WILL USE THEIR DISCRETION WITH RESPECT TO ANY MATTERS REFERRED TO IN ITEM 6.

     Dated ______________________, 1999

               (Please Date)

                                         Signature(s):

                                         _______________________________________

                                         _______________________________________

                                          (Please sign under name exactly as it
                                                    appears to left)